Exhibit 10.12

Momentus Inc.

December 11, 2020

Mikhail Kokorich

Re: EMPLOYMENT AGREEMENT

Dear Mikhail:

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive”) and Momentus Inc. (the “Company”), a Delaware corporation, sets forth the terms and conditions that shall govern Executive’s employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”) and post-Employment, effective as of immediately after the Closing of the Transactions (as those terms are defined in the Merger Agreement) (the “Effective Date”).

1. Duties and Scope of Employment.

(a) At-Will Employment. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. Except as otherwise set forth herein, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment.

(b) Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of Chief Executive Officer. Executive will report to the Company’s Board of Directors (the “Board”) or to such other Person as the Board subsequently may determine (Executive’s “Supervisor”). Executive will be working out of the Company’s office in Santa Clara, California. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by Executive’s Supervisor.

(c) Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of Executive’s Supervisor, Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor, advisor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation with the exception of (i) of Unfurl Inc., a Delaware corporation (dba as Abound Kitchen Inc.), and (ii) Datum Planes Inc., a Delaware corporation; provided that Executive’s activities and involvement with (i) or (ii) do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of Executive’s Supervisor; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment.

(d) No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company. In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other Person has any right, title or interest and Executive’s Employment will not infringe or violate the rights of any other Person. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.

2. Cash and Incentive Compensation.

(a) Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $180,000, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Section 2(a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices by the Board or the Compensation Committee of the Board (the “Committee”). Notwithstanding the forgoing, during the first ten years after the Closing, the Base Salary will not be increased above: (i) 50% of the median base salary of the chief executive officers in a peer group comprised of at least 12 broadly-similar publicly-traded companies that are agreed upon by Executive and the Committee, or if no such peer group is determined, (ii) the average salary of the then three most highly paid employees of the Company excluding the Executive following the Closing of the Transactions. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b) Cash Incentive Bonus. Executive will be eligible to be considered for an annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period based upon the achievement of certain objective or subjective criteria (collectively, the “Performance Goals”). In compliance with all relevant legal requirements and based on Executive’s level within the Company, the Performance Goals for Executive’s Cash Bonus for a particular year will be established by, and in the sole discretion of, the Board or the Committee. The initial target amount for any such Cash Bonus will be up to 50% of Executive’s Base Salary (the “Target Bonus Percentage”), less all required tax withholdings and other applicable deductions. The determinations of the Board or the Committee, as applicable, with respect to such Cash Bonus or the Target Bonus Percentage shall be final and binding. Executive’s Target Bonus Percentage for any subsequent year may be adjusted up or down, as determined in the sole discretion of the Board or the Committee. Executive shall not earn a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company.

(c) Equity Awards.

(i) CEO Option Grant. Subject to the approval of the Board and stockholders of the Company, Executive will be granted a non-statutory stock option to purchase that number of shares of Company Class A Common Stock equal to 12.5% of the sum of: (i) the outstanding shares of the Company immediately following the Closing of the Transactions (giving effect to the redemptions of the Company’s public shares) and (ii) the aggregate number of shares of Company Class A Common Stock underlying the outstanding Momentus options and warrants assumed by the Company in the Transactions (the “CEO Option Grant“). The CEO Option Grant will have an exercise price equal to the fair market value of the Company’s Class A Common Stock on the date of its grant. Payment of the exercise price of the CEO Option Grant can be made by Executive using a same-day sale or equivalent immaculate/net option exercise procedure and Executive can immediately sell any shares necessary to cover any tax or withholding obligations related to the exercise of the CEO Option Grant. Executive, however, will be required to hold any shares of stock received pursuant to the exercise of the CEO Option Grant (other than those shares used to pay the exercise price and tax and withholding obligations) until the earlier to occur of (i) 2 years from the date of exercise and (ii) 9 years from the date of the CEO Option Grant. The CEO Option Grant will be subject to the other terms and conditions, including the vesting schedule, provided in the CEO Option Grant stock option agreement attached hereto as Attachment A (the “CEO Stock Option Agreement”) and the Company’s 2020 Equity Incentive Plan (the “Equity Plan”). Although subject to the provisions of the Equity Plan, the CEO Option Grant will be granted outside of the Equity Plan.

(ii) Eligibility for Future Equity Awards. During the first ten years after the Closing, Executive will not be eligible for future equity awards from the Company until the Performance-Based Vesting Requirements (i.e. both the Stock Price Milestone and the Operational Milestone) for at least seventy-five percent (75%) of the shares subject to the CEO Option Grant have been satisfied by Board Certification (as such capitalized terms are defined in the CEO Stock Option Agreement).

3. Employee Benefits. During the Employment Period, Executive shall be eligible to (a) receive paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be amended from time to time and (b) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.

4. Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable expense reimbursement policies as in effect from to time.

5. Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, for the period preceding the effective date of the termination of Employment, Executive shall only be entitled to the following: (i) the accrued but unpaid Base Salary compensation and PTO, (ii) the reimbursements for outstanding and unpaid business expenses described in Section 4 of this Agreement, and (iii) such other vested benefits earned under any Company-provided plans, policies, and arrangements in accordance with the governing documents and policies of any such, plans, policies and arrangements (collectively, the “Accrued Benefits”). The Accrued Benefits described in clauses (i) and (ii) of the preceding sentence shall be paid within thirty (30) days after the date of termination of Executive’s Employment (or such earlier date as may be required by applicable law) and the Accrued Benefits described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan, policy or arrangement.

6. Termination Benefits.

(a) Involuntary Termination. If (i) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s Employment with the Company for a reason other than (A) Cause, (B) Executive becoming Disabled or (C) Executive’s death; or (ii) if Executive resigns from Employment with the Company for Good Reason (as defined below) ((i) or (ii) each, an “Involuntary Termination”), then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will be entitled to the following:

(i) Accrued Compensation. The Company will pay Executive all Accrued Benefits.

(ii) Severance Payment. In exchange for Executive timely signing and not revoking the Release (as defined below) in accordance with the terms therein and in this Agreement, Executive will receive semi-monthly continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for three (3) months, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined in Section 7(a)); provided that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the date of Executive’s Involuntary Termination.

(iii) Prior Year Cash Bonus. In the event Executive’s Employment is Involuntarily Terminated in any fiscal year prior to the date the Cash Bonus for the immediately preceding year has been paid, Executive will receive the Cash Bonus for such prior year, the amount of which will be determined in accordance with Section 2(b).

(iv) Current Year Pro-Rated Cash Bonus. Executive will receive a pro-rated Cash Bonus for the fiscal year in which Executive’s Involuntary Termination occurs equal to (x) the Cash Bonus that Executive would have received based on actual performance for such fiscal year if Executive had remained in Employment by Company for the entire fiscal year in accordance with Section 2(b) multiplied by (y) a fraction, the numerator of which is the number of days Executive was in Employment with the Company during the fiscal year including the termination date and the denominator of which is 365 (the “Pro-Rated Bonus”). The Pro-Rated Bonus, if any, shall be paid at the same time annual bonuses are paid by the Company to other executives of the Company for the fiscal year in which Executive’s Involuntary Termination occurs, but no later than March 15th of the calendar year following the calendar year in which Executive terminated Employment.

(v) Equity. Any options granted to Executive under the Space Apprentices Enterprise Inc. 2018 Stock Plan and Momentus' Amended and Restated 2018 Stock Plan shall vest and become exercisable in full effective as of the date of Executive’s Involuntary Termination.

(b) Disability; Death; Voluntary Resignation; Termination for Cause. If Executive’s Employment with the Company is terminated due to (i) Executive becoming Disabled or Executive’s death, (ii) Executive’s voluntary resignation (other than for Good Reason), or (iii) the Company’s termination of Executive’s Employment with the Company for Cause, then Executive or Executive’s estate (as the case may be) will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).

(c) Timing of Payments. Subject to any specific timing provisions in Section 6(a) or 6(b), or the provisions of Section 7, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of Employment.

(d) Exclusive Remedy. In the event of a termination of Executive’s Employment with the Company (or any parent, subsidiary or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of Employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits expressly set forth in Section 6 of this Agreement or pursuant to written equity award agreements with the Company.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

7. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Section 6 of this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form attached hereto as Attachment B (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of Employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be timely executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of Employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of Employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 7(c)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 6, (ii) the date the Release becomes effective, or (iii) Section 7(c)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of Employment.

(b) Confidentiality Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement (as defined in Section 12 below).

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of Employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of Employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.

(iv) Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(v) To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(vi) The payments and benefits provided under Sections 6(a) and 6(b) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8. Restrictive Covenants. In addition to Executive’s obligations under the Non-Competition, Non-Solicitation and Confidentiality Agreement executed by Executive on October 7, 2020 (the “RCA”), during the period commencing on the date of this Agreement and continuing until the second anniversary of the date when Executive’s Employment terminated for any reason, Executive shall not directly or indirectly, personally or through others:

(a) Non-Solicitation of Customers. Solicit, recruit or attempt to solicit or recruit (on Executive’s own behalf or on behalf of any other Person) the business of any customer of the Company or any of the Company’s affiliates on whom Executive called or with whom Executive became acquainted during Executive’s Employment. Executive represents that Executive is (i) familiar with the foregoing covenant not to solicit, and (ii) fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(b) Non-Disparagement. Make any remarks disparaging the conduct or character of the Company, any of the Company’s affiliates, any of the Company’s or any Company affiliates’ current or former employees, officers, directors, successors or assigns. Likewise, the Company will direct the members of its Board and its executive officers not to make any remarks disparaging the Executive’s conduct or character. Neither the Company nor the Executive, however, shall be prevented from disclosing information, or otherwise responding or testifying truthfully, in either case, to the extent required by a lawfully issued subpoena, a duly issued court order or other legal process.

To the extent there is a conflict between the provisions in the RCA and the covenants in this Agreement, the more restrictive provision imposed on Executive between the RCA and this Agreement shall control.

9. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means: (i) Executive’s material breach of any term or provision of this Agreement, and such breach is not cured by Executive within thirty (30) days following the provision of written notice to Executive by the Company specifying the nature of such breach; or (ii) the Company’s determination, in good faith, following discussions with Executive providing Executive a reasonable opportunity to explain the underlying facts and circumstances, that Executive has engaged in any of the following actions (provided that the notice of termination shall specify the facts and circumstances giving rise to the termination): (A) Executive has misappropriated, stolen or embezzled funds or property from the Company, or (B) Executive has been convicted of a felony or entered a felony plea of "nolo contendre" which, in the reasonable opinion of the Company, brings Executive into disrepute or is likely to cause material harm to the Company's business, customer or supplier relations, financial condition or prospects.

(b) Change in Control. “Change in Control” shall have the meaning ascribed to such term in the Equity Plan but, for purposes of clarity, shall exclude the consummation of the Transactions described in the Merger Agreement.

(c) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(d) Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

(e) Good Reason. “Good Reason” means the Executive’s resignation due to the occurrence of any of the following conditions which occurs without Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a reduction of Executive’s then current base salary by 10% or more unless such reduction is part of a generalized salary reduction affecting similarly situated employees; (2) a change in the Executive’s position with the Company that materially reduces his duties, level of authority or operating responsibility, provided that a mere change in title following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control with respect to the operations of the Company shall not, by itself, constitute a material reduction of the Executive’s duties, level of authority or operating responsibility; (3) the Company conditions the Executive’s continued service with the Company on the Executive’s being transferred to a site of employment that would increase the Executive’s one-way commute by more than 50 miles from the Executive’s then-principal residence, or (4) a material breach by the Company of this Agreement. For the Executive to resign for Good Reason, he must provide written notice to the Company of the existence of the Good Reason condition within 30 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition and not be required to provide for the severance benefits described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such 30-day period, the Executive may resign based on the Good Reason condition specified in the notice effective no later than 60 days following the expiration of the 30-day cure period.

(f) Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(g) Merger Agreement. “Merger Agreement” means that certain Agreement and Plan of Merger by and among the Company, Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC and Momentus Inc. (the predecessor corporation to the Company, “Momentus”) dated as of October 7, 2020, of which Executive has a received copy and has reviewed.

(h) Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

(i) Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(j) Section 409A Limit. “Section 409A Limit” shall mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.

10. Golden Parachute.

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 10(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

(b) A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 10(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 10(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.

11. Arbitration. To the fullest extent permitted by applicable law, Executive and the Company agree that any and all disputes, demands, claims, or controversies (“claims”) relating to, arising from or regarding Executive’s employment, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees, shall be resolved by final and binding arbitration before a single arbitrator in San Jose, California (or another mutually agreeable location). This does not prevent either Executive or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to Executive’s or its confidential information or trade secrets pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act and does not restrict or preclude Executive from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process. The parties hereto agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.

The parties agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration). Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Executive otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. By signing the offer letter, Executive acknowledges and agrees that Executive has read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.

12. Confidentiality Agreement. The Employee Non-Disclosure and Invention Assignment Agreement entered into by and between Executive and Momentus dated March 10, 2018 (the “Confidentiality Agreement”), which is attached hereto as Attachment C remains in full force and effect.

13. Employment Conditions.

(a) Right to Work. For purposes of federal immigration law, Executive will be required, if Executive has not already, to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Effective Date, or our Employment relationship with Executive may be terminated.

(b) Verification of Information. This Agreement is also contingent upon the successful verification of the information Executive provided to the Company during Executive’s application process, as well as a general background check performed by the Company to confirm Executive’s suitability for Employment. By accepting this Agreement, Executive warrants that all information provided by Executive is true and correct to the best of Executive’s knowledge, Executive agrees to execute any and all documentation necessary for the Company to conduct a background check and Executive expressly releases the Company from any claim or cause of action arising out of the Company’s verification of such information.

(c) Compliance with U.S. Export Control and Sanctions Law and Regulations.

(i) As a condition of his Employment, Executive shall at all times comply with all U.S. export control and sanctions laws and regulations, potentially including but not limited to the International Traffic in Arms Regulations (“ITAR”) administered by the U.S. State Department's Directorate of Defense Trade Controls (“DDTC”), Export Administration Regulations (“EAR”) administered by the U.S. Commerce Department's Bureau of Industry and Security (“BIS”), and various economic sanctions regimes administered by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”) (collectively, “U.S. Export Control Laws”).

(ii) The Parties agree that in his capacity as CEO for the Company, Executive shall not have any access to any commodities, software, technology, and/or technical data (hereinafter “items”) requiring a license under U.S. Export Control Laws.

(iii) At all times during the course of his Employment at the Company, Executive shall follow the guidelines outlined in the Company Technology Control Plan, as revised from time to time.

(d) Company and Executive Policies and Guidelines. Executive shall be subject to and agrees to comply with all Company policies and guidelines, and to the following requirements, if in addition thereto:

(i) Stock Ownership. The Executive will be required to maintain “stock ownership” in the Company with fair market value equal to the lesser of $50,000,000 or 1.2% of the Company’s total market capitalization. “Stock ownership” shall be defined in accordance with the Company’s Stock Ownership Guidelines as in effect from time to time or, if no such Stock Ownership Guidelines exist, then as determined by the Company in good faith consistent with standard market practices; provided that, stock ownership shall include shares beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and shall not include unvested stock options.

(ii) Incentive Compensation Claw-Back. The Board has the right, but not the obligation, to recoup and true-up any cash and equity compensation of Executive, including the CEO Option Grant, that is granted, earned or that vests based on financial results, including stock price, of the Company during the three-year period preceding any accounting restatement due to material non-compliance. This right shall survive the termination of Executive’s Employment and may be modified in the future to comply with applicable future legislation, regulation or listing requirements (e.g., the finalization of rules implementing the Dodd-Frank Act).

14. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Executive.

(b) Executive’s Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15. Miscellaneous Provisions.

(a) Indemnification. The Company shall indemnify, exculpate and advance expenses of Executive, purchase liability insurance for Executive and shall enter into such indemnification agreements for Executive as are required by Section 7.15 of the Merger Agreement. In addition (to the extent such rights are in addition to what is provided by Section 7.15 of the Merger Agreement), the Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future. Executive agrees to indemnify and save Company and its affiliates harmless from any damages, which Company may sustain in any manner primarily through Executive’s willful misconduct or gross negligence or a material breach of the provisions of this Agreement.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Notice.

(i) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(ii) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 15(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable.

(iii) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Entire Agreement. This Agreement (including the CEO Stock Option Agreement) and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all other prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof, and as of the Effective Date, will supersede and replace in its entirety, the offer letter by and between Executive and Momentus dated November 1, 2017, as amended as of May 26, 2018. Nothing in this Agreement, however, shall modify, supersede or waive any rights of the Company or any successor or affiliate of the Company under the Restrictive Covenant Agreement by and between the Company and Executive dated October 7, 2020, which is attached hereto as Attachment D.

(e) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

(f) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(g) No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

(h) Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(j) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Executive hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

MOMENTUS INC.

By:	/s/ Alexander Fishkin
(Signature)

Name:	Alexander Fishkin

Title:	General Counsel, Chief Business Affairs and Legal Officer

ACCEPTED AND AGREED:

MIKHAil kokorich

/s/ Mikhail Kokorich
(Signature)

December 11, 2020
Date

Attachment A: CEO Grant Stock Option Agreement

Attachment B: Release of Claims

Attachment C: Employee Non-Disclosure and Invention Assignment Agreement

Attachment D: Restricted Covenant Agreement